Exhibit (e)(5)

THE PEP BOYS – MANNY, MOE & JACK

2014 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, dated as of the date (the “Date of Grant”) set forth in the Notice of Grant of Restricted Stock Units to which this Agreement is attached (the “Notice”), is delivered by The Pep Boys – Manny, Moe & Jack (the “Company”) to the individual (the “Grantee”) named in the Notice.

RECITALS

The Company’s 2014 Stock Incentive Plan (the “Plan”) provides for the grant of stock-based awards with respect to shares of common stock (“Common Stock”) of the Company, in accordance with the terms and conditions of the Plan.  The Compensation Committee (the “Committee”) of the Board of Directors of the Company has decided to make a stock-based award in the form of a grant of stock units, subject to the terms and conditions set forth in this Agreement and the Plan as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.                                      Grant of Restricted Stock Units.  Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Grantee the number of restricted stock units (the “Restricted Stock Units”) specified in the Notice.  The Grantee accepts the Restricted Stock Units and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the Restricted Stock Units.

2.                                      Restricted Stock Unit Account.  Restricted Stock Units represent hypothetical shares of Common Stock, and not actual shares of stock.  The Company shall establish and maintain a restricted stock unit account (the “RSU Account”), as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Restricted Stock Units granted to the Grantee.  The Grantee shall not have any interest in any fund or specific assets of the Company by reason of this award or the RSU Account established for the Grantee.

3.                                      Vesting.

(a)                                 The Restricted Stock Units shall be subject to forfeiture until the Grantee vests in the Restricted Stock Units.  The Grantee shall vest in the Restricted Stock Units on December 31, 2015, provided the Grantee continues to be employed by, or provide services to, the Company, or a subsidiary of the Company, from the Date of Grant until the applicable vesting date.  Notwithstanding, the foregoing, if the Grantee is terminated by the Company without Cause (as defined in the Grantee’s Non-Competition Agreement with the Company) the Grantee shall vest in a pro-rata portion of the Restricted Stock Units equal to a fraction, the numerator of which shall be the number of days during the period between the Date of Grant and the date of such termination and the denominator of which shall be 461. The vesting of the Restricted Stock Units shall be cumulative, but shall not exceed 100%.  If the Grantee’s continuous employment with, or service to, the Company terminates for any reason before the Grantee vests in all the Restricted Stock Units, any Restricted Stock Units in which the Grantee has not vested shall automatically terminate and shall be forfeited as of the date of the Grantee’s termination of employment or cessation of service.  In no event shall any additional Restricted Stock Units vest following the Grantee’s cessation of continuous employment with, or service to, the Company.

4.                                      Issuance of Shares.

(a)                                 The Company will issue to the Grantee one share of Common Stock in satisfaction of each Restricted Stock Unit in which the Grantee vests; provided, however, that the value of any fractional shares shall be paid in cash.

(b)                                 Unless the Grantee elected to defer the receipt of the shares underlying the Restricted Stock Units as described in Paragraph 5 below, shares attributable to any vested Restricted Stock Units shall be issued to the Grantee within thirty (30) days following their applicable vesting date specified in the Notice (the “Redemption Date”).  In no event shall any shares be distributed with respect to Restricted Stock Units in which the Grantee is not vested at that time.

(c)                                  The Company’s obligation to deliver shares under this Agreement shall be subject to the Grantee’s satisfaction of all applicable income and employment withholding taxes.  Subject to the approval of the Committee, the Grantee may elect to satisfy any tax withholding obligations of the Company with respect to the Restricted Stock Units by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities.  Unless the Company has received a cash payment from the Grantee equal to the applicable income and employment withholding taxes before the close of business, on the date such withholding obligations arise, the Company may withhold, from the Grantees other wages, the amount necessary to satisfy the Company’s minimum tax withholding obligation associated with the Restricted Stock Units.  If such other wages are not available or are insufficient to cover the tax withholding obligation, the Company may withhold, from the shares of Common Stock otherwise issuable pursuant to this Agreement, the smallest number of shares with an aggregate Fair Market Value (as defined in the Plan) sufficient to satisfy the remaining amount of the minimum income and employment withholding taxes due at such time (including any additional withholding taxes resulting from the application of such shares).

(d)                                 The obligation of the Company to deliver shares shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(e)                                  The Grantee agrees to be bound by the Company’s policies regarding the transfer of shares of Common Stock and understands that there may be certain times during the year in which the Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or encumbering shares.  In addition, if, at the time the shares underlying the Restricted Stock Units are to be distributed to the Grantee, the Grantee is employed by the Company, or any subsidiary, at the level of Vice President or above, the Grantee shall be required to hold two-thirds (2/3) of the shares underlying the Restricted Stock Units distributed to him or her until the Grantee satisfies any applicable stock ownership requirements established by the Company, as such requirements may be amended from time to time.

5.                                      Deferral Election.  If the Grantee made an irrevocable election to defer all or any portion of the Restricted Stock Units pursuant to a Deferral Election Form that was delivered to the Company’s Payroll Department in the calendar year prior to the Date of Grant, the Redemption Date with respect to such Restricted Stock Units shall be the date designated by the Grantee in the Deferral Election Form.  Except as provided in the immediately preceding sentence, no other change to the Redemption Date is permitted.

6.                                      Dividends. Until such time as the shares underlying the Restricted Stock Units are issued, the Grantee shall be entitled to receive any cash dividends that would have been paid with respect to the shares underlying the Restricted Stock Units (whether vested or unvested) if such shares had been issued and outstanding on the record date of such dividend.  In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event prior to the issuance of the shares underlying the Restricted Stock Units, the shares or other property that would have been paid with respect to the shares underlying the Restricted Stock Units (whether vested or unvested) if such shares had been issued and outstanding on the record date of such dividend shall be subject to the same terms and conditions (including any vesting and/or deferred issuance requirements) as the Restricted Stock Units to which they relate.  Any cash payable pursuant to this Paragraph 6 shall be paid to the Grantee at the same time that the cash dividends are paid to the stockholders.

7.                                      Change of Control.  The provisions set forth in the Plan applicable to a Change of Control (as defined therein) shall apply to the Restricted Stock Units.

8.                                      Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance therewith.  The grant and payment of the Restricted Stock Units are subject to interpretations, regulations and determinations concerning the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares issued under the Plan, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Restricted Stock Units pursuant to the terms of the Plan, and its decisions shall be final, binding and conclusive as to any questions arising hereunder.

9.                                      No Employment or Other Rights.  The grant of the Restricted Stock Units shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment at any time.  The right of the Company to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.

10.                               No Stockholder Rights.  Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units, until certificates (which may be in electronic form) for such shares have been issued in satisfaction of the Company’s obligations under such Restricted Stock Units.

11.                               Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  However, the Grantee may designate one or more persons as the beneficiary or beneficiaries of the Restricted Stock Units, and rights of the Grantee under this Agreement shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Grantee’s death prior to the issuance of the shares underlying the Restricted Stock Units.  Such beneficiary or beneficiaries shall take the Restricted Stock Units and all rights thereunder subject to all the terms and conditions of this Agreement.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Restricted Stock Units by notice to the Grantee, and the Restricted Stock Units and all rights hereunder shall thereupon become null and void.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  Except to the extent otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Grantee, the Grantee’s assigns, the legal representatives, heirs and legatees of the Grantee’s estate and any beneficiaries of this award designated by Grantee.  This Agreement may be assigned by the Company without the Grantee’s consent.

12.                               Effect on Other Benefits.  The value of shares distributed with respect to the Restricted Stock Units shall not be considered eligible earnings for purposes of The Pep Boys Savings Plan.  Neither shall such value be considered part of the Grantee’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

13.                               Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14.                               Notice.  Except as otherwise specified above, any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Corporate Secretary at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll records of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

15.                               Section 409A of the Code.

(a)                                 This grant is intended to comply with the requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall in all respects be interpreted and administered in accordance with the applicable requirements of section 409A of the Code.  Notwithstanding any provision in this grant to the contrary, distributions and payments may only be made upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  Unless a deferral election was made by the Grantee pursuant to Paragraph 5 above, redemptions of Restricted Stock Units are intended to be exempt from the requirements of section 409A of the Code in reliance on the short-term deferral exception under Treas. Reg. §1.409A-1(b)(4).  Each distribution and payment made under this grant shall be treated as a separate distribution and payment for purposes of section 409A of the Code.  Except as permitted pursuant to Paragraph 5, in no event may the Grantee, directly or indirectly, designate the calendar year of a distribution or payment.

(b)                                 Notwithstanding any provision to the contrary in this grant, if any distribution or payment under this grant is deemed as deferred compensation subject to the requirements of section 409A of the Code and such amounts are to be distributed or paid to the Grantee upon “separation from service” (within the meaning of section 409A(a)(2)(A)(i) and its corresponding regulations) from the Company or a subsidiary of the Company, then if at the time of the Grantee’s separation from service the Grantee is a “specified employee” (as such term is defined in section 409A(2)(B)(i) of the Code and its corresponding regulations) as determined by the Company (or its delegate) in its sole discretion in accordance with its specified employee determination policy, then all distribution and payments to the Grantee pursuant to this grant shall be postponed for a period of six months following the Grantee’s separation from service from the Company or a subsidiary of the Company.  The postponed amounts shall be paid to the Grantee in a lump sum within thirty days after the date that is six months following the Grantee’s separation from service from the Company or any subsidiary, and any amounts to be distributed or paid to the Grantee after the expiration of the six month period shall continue to be paid to the Grantee in accordance with the terms of this grant.  If the Grantee dies during such six month period and prior to the payment of the postponed amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within sixty days after the date of the Grantee’s death, and any amounts not delayed shall be paid to the personal representative of the Grantee’s estate in accordance with the terms of this grant.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest to this Restricted Stock Unit Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Attest:	THE PEP BOYS – MANNY, MOE & JACK

By:

I hereby accept the award of Restricted Stock Units described in this Agreement, and I agree to be bound by the terms of this Agreement and the Plan.  I hereby acknowledge and agree that all of the decisions, interpretations and determinations of the Committee with respect to the Restricted Stock Units shall be final, binding and conclusive on me, my beneficiaries and any other persons having or claiming an interest under this Agreement.

Grantee

Date